                                                                    Exhibit 99.2

                        UNITED STATES STEEL CORPORATION
                      SUPPLEMENTAL STATISTICS (Unaudited)
                         QUARTER ENDED MARCH 31, 2002

                                                          Quarter
                                                           Ended
(Dollars in millions)                                 March 31, 2002
----------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS
Flat-rolled Products                                      $  (74)
Tubular Products                                               3
U. S. Steel Kosice                                            (1)
Other Businesses:
 Coal, Coke and Iron Ore                                     (14)
 Straightline                                                 (7)
 All other                                                    12
                                                          ------
Loss From Operations Before Special Items (a)                (81)
 Special Items:
  Costs related to Fairless shutdown                          (1)
  Insurance recoveries related to USS-POSCO fire              12
  Reversal of litigation accrual                               9
                                                          ------
    Total Loss From Operations                            $  (61)
                                                          ======

CAPITAL EXPENDITURES
 Flat-rolled Products                                     $   11
 Tubular Products                                              5
 U. S. Steel Kosice                                           17
 Other Businesses                                             23
                                                          ------
    Total                                                 $   56
                                                          ======

OPERATING STATISTICS
 Average realized price: ($/net ton) (b)
   Flat-rolled Products                                   $  377
   Tubular Products                                          640
   U. S. Steel Kosice                                        245
 Steel Shipments: (b) (c)
   Flat-rolled Products                                    2,330
   Tubular Products                                          188
   U. S. Steel Kosice                                        756
 Raw Steel - Production: (c)
   Domestic Facilities                                     2,906
   U. S. Steel Kosice                                        917
                                                          ------
   Total Raw Steel - Production                            3,823
                                                          ======
 Raw Steel - Capability Utilization: (d)
   Domestic Facilities                                      92.1%
   U. S. Steel Kosice                                       74.4%
 Domestic iron ore shipments (c) (e)                       2,289
 Domestic coke shipments (c) (e)                           1,164

_____________
   (a) Loss from operations for the quarter ended March 31, 2002 reflects the reclassification of approximately $3 million of net periodic pension and other postretirement benefit credits from the Flat-rolled Products segment to the Tubular Products segment and other businesses compared to the amounts previously reported in the Quarterly Report on Form 10-Q for the three months ended March 31, 2002.
   (b) Excludes intersegment transfers.
   (c) Thousands of net tons.
   (d) Based on annual raw steel production capability of 12.8 million net tons for domestic facilities and 5.0 million net tons for U. S. Steel Kosice.
   (e) Includes intersegment transfers.